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                                  EXHIBIT 23.2
                                  ------------


HealthAxis.com, Inc.
2500 DeKalb Pike
East Norriton, PA  19401


CONSENT OF INDEPENDENT ACCOUNTANTS

HealthAxis.com, Inc.
East Norriton, PA

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and in the related Prospectus of our report dated March 16, 2000 except for Notes 10, 11, 12, 13, 18 and 20 which are as of September 29, 2000 and Notes 5, 7, 8 and 19 which are as of October 13, 2000, relating to the consolidated financial statements of HealthAxis.com, Inc. for the year ended December 31, 1999 and for the period from Inception (March 26, 1998) through December 31, 1998 included in the Current Report on form 8-K dated January 29, 2001.


/s/ BDO Seidman, LLP
-----------------------------
BDO Seidman, LLP


Philadelphia, PA
January 26, 2001